Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-58793 and 333-256602 on Form S-3 and Registration Statement Nos. 333-272676, 333-225087 and 333-190425 on Form S-8 of our reports dated February 14, 2024, relating to the financial statements of Meritage Homes Corporation, and the effectiveness of Meritage Homes Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2023.
/s/ DELOITTE & TOUCHE LLP
Tempe, Arizona
February 14, 2024